Exhibit T3B.12

1036
URNr.          / 2016
from 23. May 2016

Certificate according to § 54 Abs. 1 sentence 2 GmbHG

Due to § 54 Abs. 1 sentence 2 of the Limited Liability Companies Act (Limited Liability Company Act), I hereby certify that the text below is the company's articles of incorporation

Aegerion Pharmaceuticals GmbH

with the seat in Munich

reflects how he is after the decision on the amendment of the articles of association according to the official document dated 23. May 2016, URNr. 1035 / 2016, and that the amended provisions of the articles of incorporation coincide with the resolution on amendments to the articles of association and the unchanged provisions with the most recent version of the articles of association filed with the commercial register.

Munich, the 23rd. May 2016	/s/ Dr. Georg von Zimmermann

Dr. Georg von Zimmermann, Notary Assistant, officially appointed representative of Prof. Dr. Dieter Mayer, Notary

Articles of association of
Aegerion Pharmaceuticals GmbH

§ 1
Company name, registered seat

(1)	The Company is a limited liability company. The company name is

Aegerion Pharmaceuticals GmbH

(2)	The Company has its registered seat in Munich.

§ 2
Object of the Company

(1)
The object of the Company is the research, development, distribution, sale and dissemination of scientific information about pharmaceutical products, the pharmaceutical research and development and the sale of pharmaceutical products.

(2)
The Company is entitled to effect all transactions and to take all measures which are connected with the object of the Company or appear conducive to the same. It may especially establish branch offices in Germany and abroad, acquire or establish other companies or acquire shares in other companies.

§ 3
Duration, fiscal year

(1)	The Company is established for an unlimited period of time.

(2)	The fiscal year shall be the calendar year. The first fiscal year is an abbreviated fiscal year and ends on 31 December 2012.

§ 4
Registered share capital, shares

(1)
The registered share capital of the Company amounts to EUR 25,000 (in words: twenty-five thousand euros) and is divided into 25,000 shares with a nominal value of EUR 1.00 each and the consecutive numbers 1 to 25,000.

(2)
Thereof, Aegerion Pharmaceuticals, Inc., Cambridge, Massachusetts 02142, United States of America, takes over 25,000 shares with a nominal value of EUR 1.00 each and the consecutive numbers 1 to 25,000.

(3)	The full amount of the share capital shall be paid immediately in cash.

§ 5
Representation

(1)
The Company has one or several managing directors.  If several managing directors are appointed, the Company shall be represented jointly by two of them or jointly by one managing director and a registered proxy holder.  If the Company has only one man-aging director, he or she shall represent the Company alone.

(2)
The shareholders' meeting may grant to one, several or all managing directors the power to represent single-handedly and may release one, several or all managing directors in general or for individual cases from the restrictions of the second alternative of Section 181 of the German Civil Code (prohibition of multiple representation).

§ 6
Non-Competition covenant

(1)	The shareholders are not subject to any non-competition covenant vis-à-vis the Company.

(2)	The managing directors are not subject to any non-competition covenant vis-à-vis the Company to the extent they act for affiliates of the Company.

§ 7
Announcements

The announcements of the Company shall be published in each case in accordance with the then applicable legal provisions.  Currently, announcements are exclusively published in the Federal Gazette.

§ 8
Severability

Should any provision of these articles of association be invalid or should these articles of association contain any omissions, the other provisions shall not be affected thereby.  The invalid provision shall be replaced by such valid provision by way of shareholders' resolution pursuant to section 53 of the German Act on Limited Liability Companies which comes as close as possible to the spirit and purpose of the invalid provision.  In the case of omissions the parties shall determine the provision which they would have determined in light of the spirit and purpose of these articles of association, assuming the parties had considered that fact in advance.

The correspondence of the above illumination with the original present to me is hereby certified.

Munich, 30. May 2016

I hereby certify the conformity of the image data contained in this file (transcript) with the paper document (original) I have received).

Munich, 27.06.2016

Prof. Dr. Dieter Mayer, notary